Exhibit 99.1


                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                          Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


WERNER ENTERPRISES REPORTS TENTH CONSECUTIVE QUARTER OF HIGHER OPERATING
                          REVENUES AND EARNINGS

Omaha, Nebraska, April 15, 2004:
-------------------------------

      Werner Enterprises, Inc. (Nasdaq: WERN-news), one of the nation's largest truckload transportation companies, reported its tenth consecutive year-over-year quarter of higher operating revenues and earnings for the first quarter ended March 31, 2004. Operating revenues increased 11% to $386.3 million compared to $347.2 million in first quarter 2003. Net income increased 31% to $15.6 million compared to $11.8 million in first quarter 2003. Earnings per share for first quarter 2004 were $.19 per share, or 32% higher than the $.15 per share earned in first quarter 2003.

      "During first quarter, we were pleased that the demand for our services was stronger than the weaker demand of first quarter a year ago," said Chairman and Chief Executive Officer Clarence (C.L.) Werner. "Typically, we experience a noticeable decline in freight volumes from the seasonally strong fourth quarter to the seasonally weaker first quarter. However, in first quarter 2004, the normal seasonal freight decline was much lower. As the quarter progressed, freight volumes continued their expected seasonal improvement from January through March, which continued into the first half of April 2004."

         In previous quarters, we commented about the new hours of service (HOS) regulations that became effective for the trucking industry on January 4, 2004. We anticipated that the new regulations could have an overall negative impact on our average miles per tractor due to operational changes, primarily resulting from the new 14-hour on-duty rule. However, for first quarter 2004 compared to first quarter 2003, average miles per tractor increased 1.3%, even after considering the 13% decline in average trip length. These excellent results are attributable to our extensive HOS planning and driver training, effective utilization of our proprietary paperless log software, improved freight demand, better throughput at customer shipping and receiving facilities, the new 34-hour restart driving rule, and one more business day in first quarter 2004 compared to first quarter 2003 (64 business days compared to 63 business days). We were very pleased that our medium-to-long haul drivers did not experience a decline in miles per truck.

      As a result of the HOS rule changes, we implemented increased accessorial rates with our customers for multiple stop shipments and tractor detention in first quarter 2004. We also increased driver pay for multiple stop shipments and unanticipated delays that cause truck downtime. Multiple stop revenue for non-dedicated shipments increased slightly from first quarter 2003 to first quarter 2004, as the increased rates per stop were offset by a 25% reduction in the number of multiple stops. Tractor detention revenue increased only slightly as many customers made operational changes to improve throughput at shipping and receiving facilities, thereby reducing tractor delays.

           The market for recruiting drivers became increasingly challenging in first quarter 2004. For over two years, the owner-operator driver market has been difficult. In recent months, the market for recruiting experienced drivers tightened. While also challenging, the Company continues to have success recruiting drivers from driver training schools. In addition to the driver stop pay and detention pay changes described above, the Company also increased mileage bonus pay for  Van  solo drivers effective July 2003.  Beginning April  2004,  the
Company instituted an optional per diem reimbursement program for eligible company drivers. This program is expected to increase our company driver's net pay per mile, after taxes. The tax benefits of this per diem program are going to the Company's drivers. As a result, it is expected that salaries, wages, and benefits will be slightly lower, and the Company's effective income tax rate will be higher beginning in second quarter 2004. The per diem program is expected to be cost neutral to the Company and increase driver satisfaction through higher net pay per mile.

     Average fuel prices in first quarter 2004 were only 3 cents a gallon, or 3%, lower than the twenty-year record high fuel prices of first quarter 2003. However, fuel prices in first quarter 2004 were significantly higher than historical price levels and were 33 cents a gallon higher than average prices during the first quarters of the four years prior to 2003. To lessen the effect of fluctuating fuel prices on the Company's margins, Werner collects fuel surcharge revenues from its customers. These surcharge programs, which automatically adjust as fuel prices change, continued in effect. The Company's fuel surcharge program recoups much of the higher cost of fuel, except for miles not billable to customers, out of route miles, and truck engine idling. Fuel surcharge revenues were $18.0 million in first quarter 2004 compared to $18.6 million in first quarter 2003. Fuel expense, net of fuel surcharge revenues, in first quarter 2004 had no positive or negative impact on earnings per share compared to first quarter 2003.

     Fuel prices for the first half of April 2004 are 18 cents a gallon, or 20%, higher than the same period in April 2003. Fuel prices declined in the latter part of March 2003 after the beginning of the war in Iraq. As was disclosed previously by the Company, during second quarter 2003 earnings per share were positively impacted by two cents a share compared to second quarter 2002 due to the temporary lag benefit of fuel surcharge revenues. Assuming that current fuel price levels in the first half of April continue through the remainder of second quarter 2004, the Company anticipates that fuel will have a negative impact of approximately five cents per share in second quarter 2004 compared to second quarter 2003.

     Werner Enterprises is continuing ongoing testing of the EPA-compliant truck engines, in particular the Caterpillar ACERT engines and the Detroit Diesel EGR engines. As of March 31, 2004, approximately 15% of the Company's fleet consisted of company-owned trucks with these engines. To date, the Company's testing indicates that the fuel mile per gallon (mpg) degradation is a reduction of approximately 0.3 mpg to
0.5 mpg. Also, depreciation expense is increasing due to the higher cost of the new engines. The average age of the Company's truck fleet remains among the newest in the industry at 1.7 years as of March 31, 2004. The Company now plans to maintain its three-year sale/trade cycle for tractors and does not expect the age of its truck fleet to increase significantly during 2004.

      Gains on sales of revenue equipment, primarily trucks, are reflected as a reduction of Other Operating Expenses in the Company's income statement and were $1.6 million in first quarter 2004 compared to $1.4 million in first quarter 2003. Gains increased due to an increase in the number of trucks sold. During first quarter 2004, the Company expanded its Fleet Truck Sales network from 15 locations to 16 locations. Fleet Truck Sales, one of the largest class 8 truck sales entities in the United States, has been in operation since 1992 and is a continuing resource for the Company to remarket its used trucks.

     Werner grew its dedicated fleet from almost one-quarter of its total truck fleet in first quarter 2003 to over one-third of its total truck fleet in first quarter 2004. Much of the 850-truck growth in the dedicated fleet occurred in fourth quarter 2003. Since the Company's overall truck fleet increased 150 trucks in the last twelve months, the growth in the dedicated fleet was primarily offset by a reduction in the Company's medium-to-long haul van fleet. Dedicated fleet business tends to have lower miles per trip, a higher empty mile percentage, a higher rate per loaded mile, and lower miles per truck per month. The growth in dedicated business has a corresponding effect on these same operating statistics for the entire Company. The Company's operating statistics are reported in the accompanying financial results. For example, if the dedicated fleet business is excluded from the total company operating statistics for both first quarter 2004 and first quarter 2003, the empty mile percentage declined from 10.4% to 9.7%.

     Non-trucking revenues grew 80% from $20.1 million in first quarter 2003 to $36.3 million in first quarter 2004. Most of this revenue growth came from our brokerage group. Non-trucking revenue consists of freight brokerage, freight transportation management, and intermodal services. The following table details the non-trucking revenue and the related rent and purchased transportation expense:


    Non-trucking operation                      1Q04        1Q03
    ----------------------                     ------      ------
    Revenues                                  $36,253     $20,149
    Rent and purchased transportation expense  32,954      18,691
                                               ------      ------
    Gross margin                              $ 3,299     $ 1,458
                                               ======      ======

During the latter part of 2003 and continuing into 2004, the Company expanded its brokerage and intermodal service offerings by adding senior management and developing new computer systems. This business model is similar to the one the Company used in developing its Mexico division that grew from zero revenue in 1999 to one of the five largest U.S. cross-border carriers in 3 1/2 years. These less asset-intensive businesses are expected to have a lower operating margin and a higher return on assets than the Company's truckload business. Comparable data for the non-trucking business shown in the table above for the quarters of 2002 and 2003 is available on the Company's website (www.werner.com) in the Investor Relations section.

      During first quarter 2004, the Company purchased 511,600 shares of its common stock at an average price of $18.46 per share, for a total of $9.4 million. The Company has an additional 4.5 million shares available for repurchase under the Board of Directors' existing authorization.

     The Company's financial position remains strong. Werner Enterprises is debt-free and has no truck or trailer operating leases and, therefore, has no off-balance-sheet debt. Cash flow from operations was $59.5 million in first quarter 2004 compared to $40.3 million in first quarter 2003. Stockholders' equity is $714.4 million, or $9.01 per share.

      The Company's continuing goal is to improve its annual operating margin to 10% or better before increasing the Company's fleet growth rate.


                                        INCOME STATEMENT DATA
                                             (Unaudited)
                               (In thousands, except per share amounts)

                              Quarter       % of       Quarter       % of
                               Ended      Operating     Ended      Operating
                              3/31/04     Revenues     3/31/03     Revenues
                             --------     ---------   --------     ---------

Operating revenues           $386,280         100.0   $347,208         100.0
                             --------     ---------   --------     ---------

Operating expenses:
   Salaries, wages and
     benefits                 133,312          34.5    123,127          35.5
   Fuel                        45,752          11.9     44,945          12.9
   Supplies and maintenance    32,894           8.5     28,759           8.3
   Taxes and licenses          27,512           7.1     25,720           7.4
   Insurance and claims        19,507           5.0     19,141           5.5
   Depreciation                34,985           9.1     32,721           9.4
   Rent and purchased
     transportation            63,150          16.4     50,082          14.4
   Communications and
     utilities                  4,548           1.2      3,995           1.2
   Other                         (239)         (0.1)      (265)         (0.1)
                             --------     ---------   --------     ---------
      Total operating
        expenses              361,421          93.6    328,225          94.5
                             --------     ---------   --------     ---------
Operating income               24,859           6.4     18,983           5.5
                             --------     ---------   --------     ---------

Other expense (income):
   Interest expense                 2           0.0        305           0.1
   Interest income               (535)         (0.1)      (274)         (0.1)
   Other                           37           0.0          9           0.0
                             --------     ---------   --------     ---------
      Total other expense
        (income)                 (496)         (0.1)        40           0.0
                             --------     ---------   --------     ---------

Income before income taxes     25,355           6.5     18,943           5.5
Income taxes                    9,787           2.5      7,104           2.1
                             --------     ---------   --------     ---------
Net income                    $15,568           4.0    $11,839           3.4
                             ========     =========   ========     =========

Diluted shares outstanding     81,357                   81,423
                             ========                 ========
Diluted earnings per share       $.19                     $.15
                             ========                 ========


                                         OPERATING STATISTICS
                                       (Quarter Ended March 31)
                               1Q04      % Change       1Q03
                             --------    --------     --------
Trucking revenues, net of
  fuel surcharge             $329,733       7.6%      $306,514
Trucking fuel surcharge
  revenues                     17,971      (3.2%)       18,567
Non-trucking revenues          36,253      79.9%        20,149
Other operating revenues        2,323      17.4%         1,978
                             --------                 --------
     Operating revenues      $386,280      11.3%      $347,208
                             ========                 ========

Average monthly miles per
  tractor                      10,034       1.3%         9,908
Average revenues per total
  mile (1)                     $1.298       4.1%        $1.247
Average revenues per loaded
  mile (1)                     $1.470       5.4%        $1.395
Average percentage of empty
  miles                         11.69%     10.4%         10.59%
Average trip length in miles
  (loaded)                        580     (12.5%)          663
Average tractors in service     8,436       2.0%         8,268
Average revenues per truck
  per week (1)                 $3,007       5.4%        $2,852
Capital expenditures, net     $32,421                  $10,056
Cash flow from operations     $59,508                  $40,262
Total tractors (at quarter
  end)
     Company                    7,495                    7,275
     Owner-operator               930                    1,000
                             --------                 --------
          Total tractors        8,425                    8,275

Total trailers (at quarter
  end)                         22,960                   21,040


(1)  Net of fuel surcharge revenues.


                                                     BALANCE SHEET DATA
                                                      (In thousands)



                                           3/31/04                 12/31/03
                                         -----------              -----------
                                         (Unaudited)

ASSETS

Current assets:
   Cash and cash equivalents               $118,680                  $101,409
   Accounts receivable, trade,
     less allowance of $7,224
     and $6,043, respectively               154,116                   152,461
   Other receivables                         11,592                     8,892
   Inventories and supplies                   9,458                     9,877
   Prepaid taxes, licenses
     and permits                             11,677                    14,957
   Other current assets                      19,396                    17,691
                                        -----------               -----------
      Total current assets                  324,919                   305,287
                                        -----------               -----------

Property and equipment                    1,277,995                 1,261,252
Less - accumulated depreciation             473,840                   455,565
                                        -----------               -----------

      Property and equipment, net           804,155                   805,687
                                        -----------               -----------

Other non-current assets                     10,746                    10,553
                                        -----------               -----------

                                         $1,139,820                $1,121,527
                                        ===========               ===========

LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
   Accounts payable                         $38,238                   $40,903
   Insurance and claims accruals             58,908                    55,201
   Accrued payroll                           18,441                    15,828
   Income taxes payable                       9,709                     2,288
   Current deferred income taxes             15,151                    15,151
   Other current liabilities                 14,915                    13,104
                                        -----------               -----------
      Total current liabilities             155,362                   142,475
                                        -----------               -----------


Insurance and claims accruals, net
  of current portion                         74,301                    71,301

Deferred income taxes                       195,795                   198,640

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued;
     79,287,257 and 79,714,271 shares
     outstanding, respectively                  805                       805
   Paid-in capital                          108,211                   108,706
   Retained earnings                        627,596                   614,011
   Accumulated other comprehensive loss        (790)                     (837)
   Treasury stock, at cost;
     1,246,279 and 819,265 shares,
     respectively                           (21,460)                  (13,574)
                                        -----------               -----------
      Total stockholders' equity            714,362                   709,111
                                        -----------               -----------
                                         $1,139,820                $1,121,527
                                        ===========               ===========


       Werner Enterprises is a full-service transportation company providing truckload and logistics services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload transportation companies with a fleet of 8,425 trucks and 22,960 trailers.

      Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com.

      Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2003. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.